EXHIBIT 99.4

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 7, 2007, ManTech International Corporation acquired SRS Technologies (“SRS”) for approximately $195.0 million in cash. The acquisition has been accounted for as a business combination. Under business combination accounting, the total preliminary purchase price was allocated to SRS net tangible and identifiable intangible assets based on their estimated fair values as of May 7, 2007 as determined by management based upon a third party valuation. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.

The unaudited pro forma condensed consolidated statements of income for the twelve months ending December 31, 2006 included in this report have been prepared as if the acquisition occurred on January 1, 2006 (Twelve months ended November 30, 2006 for SRS). The unaudited pro forma condensed consolidated statements of income for the three months ending March 31, 2007 included in this report have been prepared as if the acquisition occurred on January 1, 2007 (Three months ended March 2, 2007 for SRS).

The unaudited pro forma condensed consolidated balance sheets as of March 31, 2007 (March 2, 2007 for SRS) have been prepared by management as if the SRS acquisition occurred on such date, given the same transaction parameters and credit facility level of $170.0 million. Accordingly, ManTech has recorded the estimated fair value of the assets and liabilities acquired.

The unaudited pro forma adjustments are based on management’s preliminary estimates of the value of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The unaudited pro forma condensed consolidated statements of income and balance sheets, which have been prepared by Management in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations. No effect has been given for operational efficiencies that may have been achieved if the acquisition had occurred on January 1, 2006, January 1, 2007 or March 31, 2007, with the exception of the removal of certain compensation and benefits related to the former SRS CEO. The former SRS CEO left SRS shortly after the acquisition was consummated.

This information should be read in conjunction with our Current Report on Form 8-K, filed with the SEC on May 8, 2007, ManTech’s historical financial statements and the accompanying notes in both our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and SRS historical financial statements and the accompanying notes that are included in this Current Report on Form 8-K/A.

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the twelve months ending December 31, 2006 (ManTech) and November 30, 2006 (SRS)

	Historical Statements of Income for the Twelve Months Ending:		Pro Forma Adjustments		Pro Forma Combined
	December 31, 2006	November 30, 2006
(in thousands except per share data)	ManTech International Corporation	SRS Technologies
Revenues	$1,137,178	$150,255	$—		$1,287,433
Cost of services	944,150	126,923	—		1,071,073
General and administrative expenses	102,378	11,575	2,527	(A)(C)	116,480

Operating income	90,650	11,757	(2,527)		99,880
Gain on disposal of operations	(955)	—	—		(955)
Interest expense (income), net	1,566	(199)	9,723	(B)	11,090
Other (income) expense	(416)	(6)	—		(422)

Income from continuing operations before income taxes	90,455	11,962	(12,250)		90,167
Provision for income taxes (1)	(34,825)	(4,785)	4,716		(34,894)

Income from continuing operations	$55,630	$7,177	$(7,534)		$55,273
Basic Earnings Per Share from Continuing Operations—Class A and Class B shares	$1.66				$1.65

Weighted Average Shares Outstanding—Class A and Class B shares	33,512				33,512

Diluted Earnings Per Share from Continuing Operations—Class A and Class B shares	$1.64				$1.63

Weighted Average Shares Outstanding—Class A and Class B shares	33,955				33,955

(1)	ManTech’s effective tax rate of 38.5% was used for all adjustments related to the twelve months ended December 31, 2006. The SRS tax rate was estimated at 40.0%

See notes to pro forma condensed consolidated statements of income

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the three months ending March 31, 2007 (ManTech) and March 2, 2007 (SRS)

	Historical Statements of Income for the Three Months Ending:		Pro Forma Adjustments		Pro Forma Combined
	March 31, 2007	March 2, 2007
(in thousands except per share data)	ManTech International Corporation	SRS Technologies
Revenues	$294,285	$46,360	$—		$340,645
Cost of services	246,903	38,887	—		285,790
General and administrative expenses	26,019	4,609	(692	) (A) (C) (D)	29,936

Operating income	21,363	2,864	692		24,919
Interest expense (income), net	(327)	(36)	2,676	(B)	2,313
Other (income) expense	(12)	(7)	—		(19)

Income from continuing operations before income taxes	21,702	2,907	(1,984)		22,625
Provision for income taxes (1)	(8,334)	(1,163)	762		(8,735)

Income from continuing operations	$13,368	$1,744	$(1,222)		$13,890
Basic Earnings Per Share from Continuing Operations—Class A and Class B shares	$0.39				$0.41

Weighted Average Shares Outstanding—Class A and Class B shares	33,876				33,876

Diluted Earnings Per Share from Continuing Operations—Class A and Class B shares	$0.39				$0.40

Weighted Average Shares Outstanding—Class A and Class B shares	34,341				34,341

(1)	ManTech’s effective tax rate of 38.4% was used for all adjustments related to the three months ended March 31, 2007. The SRS tax rate was estimated at 40.0%

See notes to pro forma condensed consolidated statements of income

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2007 (ManTech) and March 2, 2007 (SRS)

(In thousands)	Historical Statements of Financial Position as of:		Pro Forma Adjustments		Pro Forma Combined
	March 31, 2007	March 2, 2007
	ManTech International Corporation	SRS Technologies
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,117	$2,536	$(30,184	) (B) (D) (E)	$6,469
Receivables, net	243,200	39,786	—		282,986
Prepaid expenses and other	13,254	2,062	—		15,316

Total Current Assets	290,571	44,384	(30,184)		304,771

Property and equipment, net	14,705	4,529	—		19,234
Goodwill	238,522	1,734	139,626	(E)	379,882
Other intangibles, net	38,401	—	40,900	(A)	79,301
Employee supplemental savings plan assets	15,381	—	—		15,381
Other assets	10,466	1,773	1,087	(B)	13,326

TOTAL ASSETS	$608,046	$52,420	$151,429		$811,895

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$56,957	$15,616	$—		$72,573
Accrued salaries and related expenses	36,826	—	500	(E)	37,326
Term Loan	—	—	170,000	(B)	170,000
Deferred income taxes-current	31	2,009	—		2,040
Billings in excess of revenue earned	7,497	—	—		7,497

Total Current Liabilities	101,311	17,625	170,500		289,436

Accrued retirement	16,393	—	—		16,393
Other long-term liabilities	3,931	—	—		3,931
Deferred income taxes non-current	9,265	—	15,871	(B)	25,136

TOTAL LIABILITIES	130,900	17,625	186,371		334,896

STOCKHOLDERS EQUITY:
Common stock, Class A	197	—	—		197
Common stock, Class B	145	—	—		145
Additional paid-in capital	277,526	7,193	(7,193	) (E)	277,526
Treasury stock, at cost	(9,114)	—	—		(9,114)
Employee stock purchase notes receivable	—	(163)	163	(E)	—
Retained earnings	208,727	27,765	(27,912	) (E)	208,580
Accumulated other comprehensive loss	(118)	—	—		(118)
Unearned ESOP shares	(217)	—	—		(217)

TOTAL STOCKHOLDERS EQUITY	477,146	34,795	(34,942)		476,999

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$608,046	$52,420	$151,429		$811,895

See notes to pro forma condensed consolidated balance sheets

Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated statements of income are based on historical financial statements of ManTech International Corporation and SRS, after giving effect to our acquisition of SRS as if it occurred on January 1, 2006 for the twelve months ended December 31, 2006 and January 1, 2007 for the three months ended March 31, 2007. Pursuant to Article 11 Regulation S-X, the pro forma results are through “income from continuing operations.” SRS financial data has been compiled for the twelve months ended November 30, 2006 and for the three months ended March 2, 2007, as those dates correspond to SRS quarterly end dates.

The acquisition has been accounted for as a business combination. Under business combination accounting, the total preliminary purchase price was allocated to SRS net tangible and identifiable intangible assets based on their estimated fair values as of May 7, 2007 as determined by management based upon a third party valuation. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Detailed information regarding the preliminary purchase price allocation will be included in the footnotes to our financial statements in our Quarterly Report on Form 10-Q for the period ended June 30, 2007.

A) Pro forma adjustments made to reflect amortization for the related periods above of the identifiable intangible assets as determined by management based upon a valuation from a third party firm. The following table sets forth the components of intangible assets associated with the acquisition at May 7, 2007:

	Preliminary Fair Value	Estimated Useful Life
Backlog	$17,710	6 years
Customer Relationships	$23,060	16 years
Technology	$130	6 years

Total	$40,900

Backlog and customer relationships represent the underlying relationships and agreements with SRS existing customers. Technology primarily relates to certain licenses and software. Intangible assets are being amortized using the straight-line method.

B) Pro forma adjustments made to reflect additional interest expense had increased borrowing under our credit facility for the acquisition of SRS been in place at the beginning of each period presented. This adjustment is not meant to be representative of the debt level that might have been required had the acquisition taken place at the beginning of the periods and is not indicative of past or future performance. The adjustments have been calculated by applying the average Federal Funds rate for 12 months ended December 31, 2006 and the three months ended March 31, 2007, plus 50 basis points, with an assumed debt level of $170.0 million during each respective period.

In addition, all capitalized loan costs have been amortized over the expected life of the loan. Amortization of capitalized loan costs related to ManTech’s previous credit facility was accelerated as of January 1 for each respective period as ManTech’s new loan facility replaced our previous loan facility.

The unaudited pro forma statement of financial position as of March 31, 2007 assumes the same debt level of $170.0 million, as well as the immediate acceleration of the previous credit facility’s deferred financing fees. Deferred financing fees of approximately $1.3 million were capitalized in conjunction with obtaining the new loan facility.

C) Pro forma adjustments have been made to reflect the removal of the previous SRS Chief Executive Officer. The former SRS CEO’s salary and other benefits were removed from both respective periods. The former SRS CEO did not continue as the chief executive of the SRS business as acquired by ManTech. His salary and benefits were considered redundant to the pro forma operations displayed.

D) Pro forma adjustments have been made to reflect the removal of Statement of Financial Accounting Standard No. 123(R), “Share Based Payment,” (FAS 123(R)) expense related to SRS. ManTech FAS 123(R) expense is not expected to change significantly as a result of the transaction on a go forward basis.

E) Pro forma adjustments have been made to reflect the purchase of SRS as of March 31, 2007. We have assumed the same parameters of the transaction, including but not limited to: $195.0 million purchase price, excess working capital adjustment of $2.9 million, tax and other adjustments of $16.0 million, transaction costs and other liabilities of $1.4 million and third party valuation of identified intangible assets. The excess of the purchase price plus any working capital adjustments over the fair value of the net assets and liabilities acquired and other transaction costs has been classified as goodwill. Although we have performed this calculation at a date differing from the actual purchase date, goodwill and other amounts are expected to approximate actual results.